Exhibit 10.50
DESCRIPTION OF
2009 OFFICER BONUS PROGRAM
The following is a description of the 2009 cash bonus program (the “Bonus Program”) for the officers of Specialty Underwriters’ Alliance, Inc., including its subsidiary SUA Insurance Company (the “Company”).
The Bonus Program is designed to reward officers for their contribution to the overall success of the Company. The Bonus Program includes two components:
1. Individual Performance
Individual performance goals are established for each of the officers as follows: (1) for the Chief Executive Officer (the “CEO”), by the Compensation Committee; and (2) for the Executive Vice President (the “EVP”), the Senior Vice Presidents (each an “SVP”) and the Vice Presidents (each a “VP”), by the Compensation Committee with input from the Chief Executive Officer.
Each officer is eligible for a discretionary cash bonus related to individual performance of up to a specific percentage of his base salary. The CEO, EVP and each SVP is eligible for a discretionary cash bonus of up to 25% of his base salary relating to individual performance and each VP is eligible for a discretionary cash bonus of up to 20% of his base salary relating to individual performance. Each discretionary cash bonus relates to individual performance and is based on an evaluation of the achievement or lack of achievement of such individual’s performance goals and of such officer’s overall contribution to the success of the Company during 2009. The Company’s financial results for 2009 will be considered by the Compensation Committee when bonus determinations are made under the Bonus Program.
2. Company Performance
The Compensation Committee has determined that the most significant portion of the Bonus Program should be dependent upon the results of operations of the Company during 2009, as measured by the Company’s after-tax return on equity (“ROE”) for that year. ROE is one of the most common and accepted measurements used by investors in assessing the efficacy of their investments and the effectiveness of deployed capital. For 2009, the Company’s ROE will be calculated by dividing the after-tax net income earned by the Company in 2009 by its beginning equity of approximately $136 million at January 1, 2009.
Each officer is eligible for a discretionary cash bonus related to Company performance of up to a specific percentage of his base salary that is tied to specified levels of ROE for the Company for fiscal year 2009. The CEO, EVP and each the SVP is eligible for a discretionary cash bonus of up to 75% of his base salary relating to Company performance and each VP is eligible for a discretionary cash bonus of up to 55% of his base salary relating to Company performance.

In considering whether or not any of the ROE targets have been met, the Compensation Committee shall have the discretion to consider whether such ROE targets should be adjusted to take into consideration any unplanned or unforeseen events, including, without limitation:
•	the effects of implementing new accounting pronouncements and changes in accounting policies or methods;

•	the effects of extraordinary items or other significant, unforeseen special items on the Company’s income statement or balance sheet;

•	the effects of any gains or losses from asset sales; and

•	changes in the Company’s capitalization, such as the effects of a spin-off or special dividend distribution.
Discretionary Nature of the Bonus Program
All bonuses under the Bonus Program, whether based upon individual or Company performance, shall be entirely discretionary and may or may not be paid, based on whether or not any or all of the applicable individual performance goals or Company performance targets are met.
Administration of the Bonus Program
Performance achievement and bonus determinations, if any, for 2009 will be reviewed and approved by the Compensation Committee, with input from the Chief Executive Officer, as soon as practicable after the financial results for 2009 are available. Any bonus payments will be made no later than April 15, 2010.
Other Items
If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company which is the result of an Officers misconduct with any financial reporting requirement under the securities laws, such Officer shall reimburse the Company for any bonus received by such Officer under this 2009 Officer Bonus Program.